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                                                           Contact: Karen Miller
                                                    Vice President Finance & CFO
                                                        (703) 847-1400, ext. 131


              APACHE Medical Systems Sets New Strategic Direction;
                        Reconstitutes Board of Directors;
                              Expands Restructuring


McLEAN, VA - December 12, 2000 - APACHE Medical Systems, Inc. (NASDAQ: AMSI) today made a number of important announcements. The Company continues to pursue a variety of strategic alternatives along with its financial advisor, Allen & Company Incorporated. The Company is exploring new strategic directions including building on APACHE's strong clinical foundation in order to provide additional services to hospitals based on the Company's historical strength in data management. The Company has reconstituted its Board of Directors and has also expanded its restructuring plan to bring expenses more in line with revenues.

Two new directors, William R. Lewis and Alan W. Baldwin, both of whom have broad experience in working with turnaround situations, have been named to APACHE's Board of Directors. Bill Lewis has held senior financial positions with Fortune 500 companies and he has been both a financial consultant and interim CFO. Alan
W. Baldwin has turnaround experience as a CEO. He is currently President and CEO of CopperGlass Optical Solutions Inc., a fiber optics components company, and is also a Director of MedGrup, a medical coding company, Advanced Technical Products, Inc., an advanced composite materials company, and Scindo Networks, Inc., a broadband communications provider to the mountain states region. Stepping down from the APACHE Board are Thomas W. Hodson, currently the Chairman of the Board, Lawrence S. Lewin and Edward J. Connors. Previously Richard E. Dessimoz resigned. Gerald E. Bisbee, Jr., Ph.D., a former APACHE Chairman and CEO will replace Mr. Hodson as Board Chairman.

William A. Knaus, M.D., currently President and Chief Executive Officer and a Director will stay in those posts until December 31, 2000 when he will transition to the post of Chief Scientific Officer for the Company. Violet Shaffer, currently Chief Operating Officer, will assume the additional role of President of the Company.

The Company also announced an expansion of the restructuring plan initiated during the third quarter. Yesterday the Company took additional steps to reduce expenses including targeted headcount reductions. The Company believes that these actions, combined with those taken earlier this year, are expected to put APACHE on the path to future profitability.


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Bill Knaus said, "Over the past five months, we have made difficult but focused and strategic decisions that have significantly streamlined the Company's finances, and allowed us to refocus the Company on strengthening our commitment to APACHE's clients. We have repositioned the Company as an Internet Application Services Provider. This new foundation has allowed us to sign initial agreements for marketing and sales partnerships and these changes place the Company in an excellent position to pursue new initiatives. They also ensure that current and future customers will receive state of the art products and comprehensive services that have always characterized APACHE's performance. I thank Tom Hodson for his leadership and many contributions to APACHE. I am pleased that Gary Bisbee will continue to serve APACHE as Chairman of the Board."

Thomas W. Hodson, Chairman, said, "Bill Knaus has made substantial progress in refocusing APACHE on its core clinical competencies. This streamlined organization is more flexible and well positioned to serve our current customers while pursuing new initiatives to provide additional services to them. As APACHE moves in this direction, we believe a change in leadership and in the composition of the Board is appropriate. I would like to thank Ed Connors and Larry Lewin for their long and dedicated support of APACHE."

APACHE Medical Systems, Inc. -- a recognized leader in clinical decision support/outcomes management systems and consulting services for the care of high-risk patients--provides products and services that enable health systems, hospitals and providers to apply an evidence-based approach to achieve clinical performance excellence, reduce cost and compete effectively under managed care. APACHE is helping providers better manage the clinical, financial and patient outcomes of high-risk, high-cost patients in critical, acute, cardiovascular and HIV/AIDS care. APACHE provides advanced clinical data collection tools, registry management and analytic services for federal government research, as well as in support of clinical trial design and product-effectiveness evaluations for the pharmaceutical and medical device industries.

APACHE (www.apache-msi.com) is headquartered in Northern Virginia.

Statements in this press release which are not historical facts are forward-looking statements under provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be recognized by the use of words such as "anticipate," "believe," "expect," "intend" and "estimate" or similar language. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company.


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Important factors that could cause actual results to differ materially include but are not limited to the Company's having sufficient sales and timely collections to meet cash requirements and achieve profitability; ability to attract and retain key employees; success of its strategy to concentrate its product offerings on high-risk, high-cost patients; ability to timely develop new products and enhance existing products; ability to compete in the competitive and rapidly evolving healthcare information technology industry; success of its marketing and consulting efforts and ability to effectively utilize its direct sales force; ability to protect proprietary information and to obtain necessary licenses on commercially reasonable terms; and ability to comply with and adopt products and services to potential regulatory changes.

All forward looking statements in this press release are made as of the date of the release and are based on information available to the Company's management as of the date of the release. The Company undertakes no obligation to update any statement in this release to reflect information that becomes available to the Company after the date of this release.

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